UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 6, 2014

Date of Report (Date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2014, salesforce.com, inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Company, the subsidiaries of the Company from time to time party thereto as guarantors, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

The Credit Agreement provides for a $650 million revolving loan facility that matures on October 6, 2019 unless an earlier payment event occurs as discussed below. Immediately upon closing, the Company borrowed $300 million under the facility, approximately $263 million of which was used to repay in full indebtedness under the Company’s prior Credit Agreement, dated July 11, 2013, among the Company, the subsidiaries of the Company from time to time party thereto as guarantors, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (the “Old Credit Agreement”). The Company may use any remaining proceeds and future borrowings under the facility for working capital, capital expenditures and other general corporate purposes, including permitted acquisitions.

Loans under the facility will bear interest, at the Company’s option, at a base rate plus a spread of 0% to 0.75% or an adjusted LIBOR rate plus a spread of 1.00% to 1.75%, in each case with such spread being determined based on the Company’s consolidated leverage ratio for the preceding four fiscal quarter period. The base rate is the highest of the federal funds rate plus 0.50%, the prime commercial lending rate of the Administrative Agent and the adjusted LIBOR rate for a one-month interest period plus a margin equal to 1.00%. Interest is due and payable in arrears quarterly for loans bearing interest at a rate based on the base rate and at the end of an interest period in the case of loans bearing interest at the adjusted LIBOR rate. Regardless of what amounts, if any, are outstanding under the facility, the Company is also obligated to pay an ongoing commitment fee at a rate of 0.125% to 0.25%, with such rate being based on the Company’s consolidated leverage ratio for the preceding four fiscal quarter period, payable in arrears quarterly. The Company also agrees to pay other closing fees, arrangement fees and administration fees.

The commitments under the Credit Agreement will terminate, and all outstanding amounts thereunder will be due and payable, on the earliest of October 4, 2019, the date of termination of the commitments by the Company, the occurrence of an event of default, and the date that is 91 days prior to the maturity of the Company’s 0.25% convertible notes due 2018 (the “Existing Convertible Notes”) (unless prior to such date the Existing Convertible Notes have been repaid, converted or refinanced in full to a maturity that is not earlier than January 6, 2020 or as of such date the consolidated leverage ratio is less than 3.00 to 1.00 and calculated liquidity is at least 1.25 times the aggregate outstanding principal balance of the Existing Convertible Notes). Calculated liquidity means the sum of all availability under the Credit Agreement plus the unrestricted consolidated cash and cash equivalents of the Company and its subsidiaries. The Company may prepay the loans, in whole or in part, at any time without premium or penalty, subject to certain conditions, and amounts repaid or prepaid may be reborrowed.

The Company’s obligations under the Credit Agreement are required to be guaranteed by certain of its subsidiaries meeting certain thresholds set forth in the Credit Agreement. At closing, ExactTarget, Inc. is the only guarantor under the Credit Agreement.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into transactions with affiliates, pay dividends or make distributions and repurchase stock. The Company is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio.

The Credit Agreement includes customary events of default. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts. The occurrence of an event of default could result in the acceleration of obligations under the Credit Agreement.

Certain of the lenders and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by this reference.

Item 1.02. Termination of a Material Definitive Agreement.

Concurrently with the entry into the Credit Agreement, the Old Credit Agreement was terminated and all outstanding principal, accrued interest and fees, and other outstanding amounts thereunder were paid in full. All guarantees and security for the Old Credit Agreement were released concurrent with such termination and payment.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 6, 2014, the Company borrowed $300 million under the Credit Agreement. The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 6, 2014, by and among salesforce.com, inc., the guarantors from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2014	salesforce.com, inc.

	By:	/s/ Mark Hawkins
		Name:	Mark Hawkins
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 6, 2014, by and among salesforce.com, inc., the guarantors from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.